UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 18, 2008

CASPIAN SERVICES, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-33215	87-0617371
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification Number)

257 East 200 South, Suite 340, Salt Lake City, Utah
(Address of principal executive offices)

84101
(Zip code)

(801) 746-3700
(Registrant’s telephone number, including area code)

N/A
(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 18, 2008 the board of directors of Caspian Services, Inc., (the “Company”) approved certain amendments to the employment agreement of John Scott, the Company’s Chief Operating Officer. The amended employment agreement:

•	raises Mr. Scott’s salary from $15,000 per month to $20,000 month;
•	increases Mr. Scott’s housing allowance from $5,000 per month to $6,000 per month;
•	shortens the term of Mr. Scott’s termination benefits from 24 months to 12 months; and
•	provides that in the event of a change in control of the Company Mr. Scott shall be entitled to the payment of one year’s net salary within 30 days of the date of a change in control.

Under the terms of the employment agreement a “change in control” is defined as:

(i) An acquisition by any Person or Group wherein that Person or Group end up beneficially owning fifty percent (50%) or more of the Company Shares Outstanding or fifty percent (50%) or more of the combined voting power of the Company. or

(ii) The approval of the shareholders of the Company of a reorganization, merger, consolidation, complete liquidation, or dissolution of the Company, the sale or disposition of all or substantially all of the assets of the Company or any similar corporate transaction.

Other than as discussed herein, the terms of Mr. Scott’s employment agreement have not changed materially.

A copy of Mr. Scott’s amended Executive Employee Employment Agreement is attached hereto as Exhibit 99.1 and is incorporated by this reference. The description of the Executive Employee Employment Agreement in this report is a summary and is qualified in its entirety by the terms of the Executive Employee Employment Agreement contained therein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	Executive Employee Employment Agreement dated March 18, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASPIAN SERVICES, INC.

Date: March 18, 2008	By:	/s/ Laird Garrard
Laird Garrard, Chief Executive Officer

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